Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is entered into as of December 16, 2008 (the “Amendment Effective Date”) by and between OXiGENE, Inc., a Delaware corporation (“OXiGENE”) and John A. Kollins, an individual (the “Executive”), and amends the Employment Agreement (the “Agreement”) entered into by and between OXiGENE and Executive as of February 28, 2007. Pursuant to Section 11 of the Agreement, the Agreement is hereby amended as follows:
     1. The first paragraph of Section 1.1 of the Agreement is hereby replaced with the following paragraph:
     Executive shall serve in the capacity of Chief Executive Officer, with the duties, responsibilities and authority assigned to Executive by OXiGENE’s Board of Directors, to which he shall report.
     2. The first paragraph of Section 3.1 of the Agreement is hereby replaced with the following paragraphs:
     Effective retroactively to October 23, 2008, the date on which Executive was appointed to the position of Chief Executive Officer, Executive’s annual base salary shall be three hundred fifty thousand dollars ($350,000.00), which may be adjusted, from time to time, by the Board, and which shall be payable in biweekly (26) installments in accordance with OXiGENE’s payroll schedule from time to time in effect. Executive will be eligible for consideration for an annual cash bonus in the amount of 30-40% of his annual base salary (the “Annual Bonus”), based upon the Board’s assessment of the performance of Executive and OXiGENE, and at the sole discretion of OXiGENE.
     On the Amendment Effective Date, Executive shall be granted options to purchase two hundred fifty thousand (250,000) shares of OXiGENE common stock at an exercise price equal to the fair market value of such stock on the Amendment Effective Date, pursuant to and in accordance with the terms of OXiGENE’s 2005 Stock Plan (the “Stock Plan”) and OXiGENE’s standard form of option agreement. The options shall vest in four equal annual increments over the four (4) year period measured from the date of grant of such options, with vesting to begin on the one (1) year anniversary of the Amendment Effective Date. Executive shall also be granted options to purchase two hundred fifty thousand (250,000) shares of OXiGENE common stock, on a date and at an exercise price to be determined during the first quarter of 2009, which shall vest in four equal annual increments over the four (4) year period measured from the date of grant of such options, with vesting to begin on the one (1) year anniversary of the date of grant, subject to Executive’s continued service as the Chief Executive Officer as of such date. To the extent allowed by law, all of such options shall be treated as incentive stock options.
     3. The noncompetition restrictions set forth in Section 8.1 of the Agreement shall be amended hereby to limit Executive’s conduct during the term of Executive’s employment by OXiGENE. Thereafter, Executive agrees that he shall not, for himself or on behalf of any other person or entity, directly or indirectly, whether as principal, partner, agent, independent contractor, stockholder, employee, consultant, representative or in any other capacity, utilize information that is confidential or proprietary to OXiGENE for any purpose, including to engage in, manage or assist any Restricted Business (as defined in Section 8.3 of the Agreement) anywhere in the world (the “Restricted Territory”), without OXiGENE’s prior written consent.

     4. The nonsolicitation restrictions of Section 8.2 of the Agreement shall be amended hereby to prohibit Executive’s solicitation of OXiGENE’s customers, clients and vendors, using information that is confidential, proprietary and/or trade secret to OXiGENE, for as long as the information retains its confidential, proprietary and/or trade secret character.
     5. Section 9 of the Agreement is hereby deleted.
     6. Section 17 of the Agreement is hereby revised to provide that references in that section to the Commonwealth of Massachusetts shall instead be references to the State of California.
     Except as set forth above, the Agreement shall remain in full force and effect according to its original terms.

OXiGENE, Inc.

/s/ John A. Kollins	By:	/s/ Joel-Tomas Citron

John A. Kollins	Name:	Joel-Tomas Citron
	Title:	Chairman of the Board of Directors